Filed Pursuant To Rule 433

Registration No. 333-275079

January 8, 2024

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1744398453139255735

Text: "In the universe of exchange-traded funds, size matters. And in the world of spot bitcoin ETFs, the giant is Grayscale Investments," writes @IanAllison123 for @CoinDesk.

For details and disclosures about $GBTC, visit: https://www.grayscale.com/crypto-products/grayscale-bitcoin-trust

Text: "We have a massive differentiator from any other product that is going to come on the market because we have over a million investors and hundreds of millions of dollars in trading volume on a daily basis" says @dave_lavalle.

https://www.coindesk.com/business/2024/01/08/in-bitcoin-etf-battle-grayscale-is-bringing-a-gun-to-a-knife-fight

Link: https://www.coindesk.com/business/2024/01/08/in-bitcoin-etf-battle-grayscale-is-bringing-a-gun-to-a-knife-fight

LinkedIn:

Live Address: https://www.linkedin.com/feed/update/urn:li:activity:7150164155784712192/

Text: "We have a massive differentiator from any other product that is going to come on the market because we have over a million investors and hundreds of millions of dollars in trading volume on a daily basis, and that will continue when it is approved to be uplisted to the New York Stock Exchange," said David LaValle, Global Head of ETFs at Grayscale. Read more from CoinDesk:

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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC, 290 Harbor Drive, Stamford, CT 06902.

https://www.coindesk.com/business/2024/01/08/in-bitcoin-etf-battle-grayscale-is-bringing-a-gun-to-a-knife-fight

Link: https://www.coindesk.com/business/2024/01/08/in-bitcoin-etf-battle-grayscale-is-bringing-a-gun-to-a-knife-fight

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.